Exhibit 16.1

April 23, 2009

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements made by ProLink Holdings Corp., which we understand will be filed with the Commission pursuant to Item 4 of Form 8-K, on or about April 24, 2009.  We agree with the statements concerning our Firm in such 8-K.

Sincerely,

/s/ Semple, Marchal & Cooper, LLP